Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 27, 2023, is made by and among Plum Partners LLC, a Delaware limited liability company (the “Sponsor”), Plum Acquisition Corp. I, a Cayman Islands exempted company limited by shares (“Plum”), Veea Inc., a Delaware corporation (the “Company”). The Sponsor, Plum, and the Company shall be referred to herein from time to time collectively as the “Parties” and, individually, as a “Party.” Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 16 hereof, shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Plum, the Company, and Plum SPAC Merger Sub, Inc., a Delaware corporation, entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which the parties thereto will consummate the Transactions on the terms and subject to the conditions set forth therein; and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will agree to (a) vote in favor of approval of all of the Transaction Proposals and not to redeem any shares of Plum held by Sponsor, (b) waive certain of its anti-dilution protections with respect to its Plum Shares, (c) surrender and forfeit at the Closing certain of its Plum Shares based on certain fees and expenses incurred by Plum prior to the Closing, and (d) subject a certain number of the Sponsor’s Plum Shares to an “earnout” having the same targets applicable to the Existing Company Shareholders under Section 2.03 of the Business Combination Agreement, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Section 1. Agreement to Vote. Prior to the Termination Date (as defined below), the Sponsor irrevocably and unconditionally agrees that at the meeting of Plum’s shareholders to be convened for the purpose of obtaining the requisite shareholder approval of the Transaction Proposals in connection with the Transactions or any other meeting of Plum’s shareholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), the Sponsor shall:

(a) if and when such meeting is held, appear at such meeting or otherwise cause all Covered Shares (as defined below) owned by the Sponsor as of the record date of such meeting to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting all of the Sponsor’s Covered Shares owned as of the record date for such meeting in favor of each of the Transaction Proposals and any other matters necessary or reasonably requested by Plum for consummation of the Transactions, including any actions necessary to effectuate the matters contemplated by the Transaction Proposals;

(c) vote (or execute and return an action by written consent), or cause to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting all of the Sponsor’s Covered Shares owned as of the record date for such meeting in favor of any proposal to adjourn such meeting to a later date (i) to solicit additional proxies for the purpose of obtaining the Plum Shareholder Approval, (ii) for the absence of a quorum, or (iii) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Plum has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Plum Holders; and

(d) vote (or execute and return an action by written consent), or cause to be voted, at such meeting (or validly execute and return and cause such consent to be granted with respect to) all of the Sponsor’s Covered Shares against any other Plum Acquisition Proposal and any other action that (i) would reasonably be expected to materially impede, interfere with, delay, postpone, nullify or adversely affect the Transactions, or (ii) would result in the failure of any condition set forth in Article X of the Business Combination Agreement to be satisfied or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

For purposes of this Agreement, “Covered Shares” means all Plum Shares held by the Sponsor as of the date hereof together with any Plum Shares acquired by the Sponsor after the date hereof, and any common stock of Plum issued in the Domestication in exchange for any such Plum Shares.

Section 2. Redemption; Other Agreements.

(a) Unless this Agreement shall have been terminated in accordance with Section 8, the Sponsor agrees that the Sponsor shall not effect a Plum Shareholder Redemption.

(b) The Parties acknowledge that Sponsor may, in its sole discretion, provide up to fifty (50%) percent of the Covered Shares to third parties to facilitate support for and consummation of the Transaction Proposals, including, without limitation, incentives to provide interim financing, which shall not be subject to the provisions of this Agreement that apply after the Closing (provided that such shares shall not be included as Plum Shares surrendered and cancelled under Section 6 or Sponsor Earnout Shares under Section 7.

(c) Plum and the Sponsor shall exercise the option to extend the period of time Plum is afforded under its Governing Documents to consummate a business combination (including any such right or option that may require the payment of any amount by Plum or the Sponsor, or the addition of any such amount in the Trust Account), and take all other actions necessary, such that the date by which Plum must, under its Governing Documents, consummate a business combination is extended, to the extent permitted by its Governing Documents, until the earlier of (i) the Termination Date, and (ii) the Closing.

Section 3. Waiver of Anti-dilution Protection. With respect to its Covered Shares, the Sponsor hereby waives and agrees to refrain from asserting or perfecting, subject to, conditioned upon and effective as of immediately prior to, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Governing Documents of Plum, any rights to adjustment of the conversion ratio with respect to the Covered Shares owned by the Sponsor set forth in the Governing Documents of Plum. Notwithstanding anything to the contrary contained herein, the Sponsor does not waive, or agree to refrain from asserting or perfecting any rights in the event the Business Combination Agreement is terminated. If the Business Combination Agreement is terminated, this Section 3 shall be deemed null and void ab initio.

Section 4. Founder Letter Amendment. Reference is made to the Founder Letter Amendment, which, among other things, provides that the Company shall be a party to the Founder Letter Amendment, with rights to enforce the terms thereof. Each of the Sponsor and Plum further hereby agrees to enforce the terms of the Founder Letter Amendment as the Company may reasonably request.

Section 5. Closing Date Deliverables. At or prior to the Closing, the Sponsor shall deliver to Plum and the Company a copy of the Registration Rights Agreement duly executed by the Sponsor and a Plum Lock-Up Agreement duly executed by the Sponsor.

Section 6. Accountable Plum Expenses.

(a) The Sponsor and Plum shall deliver to the Company in writing at least three (3) Business Days prior to the Closing a reasonably detailed calculation of the Accountable Plum Expenses, along with reasonably detailed supporting documentation. “Accountable Plum Expenses” means the aggregate amount of (i) any unpaid legal and accounting fees, costs or expenses incurred by or on behalf of Plum prior to the Closing, (ii) any judgments or other Governmental Orders against Plum that remain unpaid as of the Closing, and (iii) any amounts incurred by Plum in connection with the settlement of any Proceedings, disputes or other claims which amounts remain unpaid as of the Closing, but in each case of clause (i) through (iii) excluding all fees, costs, expenses or other amounts relating to any litigation that may arise in connection with the Business Combination Agreement or transactions contemplated thereby.

(b) If the Accountable Plum Expenses exceed $2.5 million, the Sponsor shall, immediately prior to the Closing, forfeit and surrender for cancellation, or cause to be forfeited and surrendered for cancellation, to Plum for no consideration, as a contribution to capital, a number of Covered Shares equal to (i) the amount by which the Accountable Plum Expenses exceed $2.5 million, divided by (ii) $10.00. Notwithstanding the foregoing, any Accountable Plum Expenses that are either (the “First Dollar Accountable Plum Expenses”) (x) payable to the vendor specified on Schedule 1 hereto or (y) described in clauses (ii) and (iii) of the definition of Accountable Plum Expenses shall be excluded from such $2.5 million aggregate amount, and if there are any First Dollar Accountable Plum Expenses, without limiting any Covered Shares forfeited and surrendered for cancellation pursuant to the first sentence of this Section 6(b), the Sponsor shall, immediately prior to the Closing, forfeit and surrender for cancellation, or cause to be forfeited and surrendered for cancellation, to Plum for no consideration, as a contribution to capital, a number of Covered Shares equal to (i) the total amount of such First Dollar Accountable Plum Expenses, divided by (ii) $10.00.

Section 7. Sponsor Earnout.

(a) At the Closing, 1,726,994 of the Covered Shares shall become subject to vesting and forfeiture as described in this Section 7 (the “Sponsor Earnout Shares”). If the Sponsor Earnout Shares shall not have vested on or before the last day of the Earnout Period, the Sponsor Earnout Shares shall be surrendered to Plum and forfeited and shall be delivered in certificated or book-entry form to Plum for cancellation for no consideration and shall cease to represent any interest in Plum, effective as of such date. Until and unless the Sponsor Earnout Shares are forfeited, the Sponsor will have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon, provided the Sponsor may not Transfer (as such term is defined in the Plum Lock-Up Agreement, a “Transfer”) any Sponsor Earnout Shares before such shares vest. Any Transfer in violation of this Section 7(a) shall be null and void ab initio.

(b) If, at any time during the Earnout Period, the Plum Common Share Price is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period, 50% of the Sponsor Earnout Shares shall become fully vested.

(c) If, at any time during the Earnout Period, the Plum Common Share Price is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty- (30-) Trading Day period, all of the Sponsor Earnout Shares shall become fully vested.

(d) If, on or before the last day of the Earnout Period, there is an Earnout Triggering Event, then immediately prior to the consummation of the applicable Change of Control Transaction: (i) in the event the applicable Change of Control Transaction will result in the holders of New Plum Common Shares receiving a per share price, or has an implied value per share (in either case, taking in account the issuance of the Earnout Consideration in accordance with the Business Combination Agreement), equal to or in excess of $12.50 and the conditions set forth in clause (b) of this Section 7 have not previously been satisfied, 50% of the Sponsor Earnout Shares shall immediately vest and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of such shares as the other holders of ordinary shares of Plum participating in such Change of Control Transaction; (ii) in the event the applicable Change of Control Transaction will result in the holders of New Plum Common Shares receiving a per share price, or has an implied value per share (in either case, taking in account the issuance of the Earnout Consideration in accordance with the Business Combination Agreement), equal to or in excess of $15.00 and the conditions set forth in clause (c) of this Section 7 have not been previously been satisfied, all of the Sponsor Earnout Shares shall immediately vest and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of such shares as the other holders of ordinary shares of Plum participating in such Change of Control Transaction; and (iii) in the case of any Change of Control Transaction that does not result in the vesting of all of the Sponsor Earnout Shares, Plum shall require that the acquiror in such Change of Control Transaction agree to assume Plum’s obligations under this Section 7, unless otherwise agreed to by the Sponsor. For the avoidance of doubt, any Sponsor Earnout Shares that will not vest in connection with a Change of Control Transaction will continue as Sponsor Earnout Shares on and subject to the terms of this Agreement and will not be forfeited or cancelled, unless otherwise agreed to by the Sponsor.

(e) Notwithstanding anything to the contrary in this Section 7, in the event of a Change of Control Transaction that results in New Plum Common Shares no longer being listed on the Stock Exchange or any other nationally-recognized securities exchange, any unvested Sponsor Earnout Shares shall automatically vest regardless of whether an Earnout Triggering Event has occurred in connection with such Change of Control Transaction.

(f) In the event of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares or any similar event (other than, for the avoidance of doubt, the Transactions) affecting the New Plum Common Shares after the date of this Agreement, the Earnout Triggering Events and the number of Sponsor Earnout Shares that will vest pursuant to this Section 7 shall be equitably adjusted to provide the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

Section 8. Termination. This Agreement, and all of the representations, warranties, agreements and covenants contained herein (including any rights arising out of any breach of any of such representation, warranties, agreements and covenants), shall automatically terminate, without any notice or other action by any Party, and be void ab initio and of no further force and effect, and all rights and obligations of the Parties hereunder shall automatically terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (the “Termination Date”): (a) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (b) upon the completion of all obligations under Section 7 with respect to the Sponsor Earnout Shares in accordance with the terms of this Agreement, and (c) the mutual written agreement of the Parties hereto; provided, that nothing herein will relieve any Party from liability for any breach hereof prior to the Termination Date, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such breach. Plum and the Company shall notify the Sponsor of the termination of the Business Combination Agreement promptly after the termination of such agreement.

Section 9. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Business Combination Agreement or any other agreement contemplated by the Transactions, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholder, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate, family members, representatives and the respective successors and assigns of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby, the negotiation hereof or this Agreement, or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

Section 10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Covered Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by Plum or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of Plum or as an officer, employee or fiduciary of Plum, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Plum.

Section 11. Representations and Warranties.

(a) Each of the Parties hereto represents and warrants that (i) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been, as applicable, duly and validly authorized by all corporate or limited liability company action on its part and (iii) this Agreement has been duly and validly executed and delivered by each of the Parties hereto and constitutes a legal, valid and binding obligation of each such Party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The Sponsor hereby represents and warrants as of the date hereof to Plum and the Company (solely with respect to itself and not with respect to any other Party):

(i) The execution and delivery of this Agreement by the Sponsor does not, and the performance by such Person of his, her or its obligations hereunder will not (A) conflict with or result in a violation of the Governing Documents of Sponsor or (B) require any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or third party that has not been given or any such consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Sponsor, as applicable, in each case, to the extent such consent, approval or authorization of, or designation, declaration or filing with, such Governmental Authority or third party would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement.

(ii) The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Covered Shares as set forth in its respective beneficial ownership reports filed with the SEC, and there exist no Liens or any other limitation or restriction (other than transfer restrictions under the Securities Act, Plum’s Governing Documents, Permitted Liens, this Agreement, the Business Combination Agreement, the Founder Letter Amendment or any other applicable securities Laws), in each case, that could reasonably be expected to (A) impair the ability of the Sponsor to perform its obligations under this Agreement or (B) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement. The equity securities set forth in such beneficial ownership reports filed with the SEC and the private placement warrants held by Sponsor are the only equity securities in Plum owned of record or beneficially by the Sponsor on the date of this Agreement, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities, except as provided hereunder and under the Founder Letter Amendment.

(iii) There are no Proceedings pending against the Sponsor, or, to the knowledge of the Sponsor, threatened against it, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement or the Founder Letter Amendment.

(iv) Except as described in Section 5.06 and Section 6.07 of the Business Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsor, for which Plum or any of its Affiliates may become liable.

(v) The Sponsor understands and acknowledges that each of Plum and the Company are entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

(vi) The Sponsor holds, and beneficially owns, 7,980,409 Plum Class A Shares at the date of this Agreement.

Section 12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Section 13. Further Assurances. Each of the Parties hereto is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any Proceeding with respect to the matters covered hereby. Each of the Parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein. Each of the Parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

Section 14. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with no mail undeliverable or other rejection notice, if sent by email or (c) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to the Sponsor:

Plum Partners, LLC

339 Seaview Avenue

Piedmont, California 94610

Attn: Kanishka Roy; Mike Dinsdale
Email: [omitted]

with a required copy (which copy shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, New York 10017

Attn: Richard Aftanas; John Duke
Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to Plum prior to the Closing, to:

Plum Acquisition Corp. I

2021 Fillmore St. #2089

San Francisco, California 94115

Attn: Kanishka Roy; Mike Dinsdale
Email: [omitted]

with a required copy (which copy shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, New York 10017

Attn: Richard Aftanas; John Duke
Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

If to the Company at any time or if to Plum following the Closing:

Veea Inc.

164 E. 83rd Street

New York, New York 10028

Attn: Allen Salmasi; Janice K. Smith

Email: [omitted]

with a required copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, New York 10105
Attn: Stuart Neuhauser; Matthew A. Gray
Email: sneuhauser@egsllp.com; mgray@egsllp.com

Section 15. No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 16. Entire Agreement. This Agreement (together with the Schedules to this Agreement) and the other Transaction Documents (including the Founder Letter Amendment and the Original Agreement (as defined in the Founder Letter Amendment), as amended thereby) constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. For the avoidance of doubt, the provisions of this Agreement will not supersede any other Transaction Document to which any of the Parties are a party or bound (including the Founder Letter Amendment and the Original Agreement (as defined in the Founder Letter Amendment), as amended thereby), and in the event of any conflict between the provisions of this Agreement and such other Transaction Document, the provisions which are more restrictive upon the Sponsor will prevail.

Section 17. Incorporation by Reference. This Agreement shall be construed, interpreted, governed and enforced in a manner consistent with the Business Combination Agreement. Without limiting the foregoing, Sections 1.02 (Construction); 12.03 (Assignment); 12.06 (Captions; Counterparts); 12.09 (Amendments); 12.10 (Severability); 12.11 (Governing Law); 12.12 (Consent to Jurisdiction); 12.13 (Waiver of Jury Trial); 12.14 (Enforcement) and 12.16 (Nonsurvival of Representations, Warranties and Covenants) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PLUM PARTNERS LLC

By	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Manager

PLUM ACQUISITION CORP. I

By	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Co-Chief Executive Officer and President

{Signature Page to Sponsor Letter Agreement}

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

VEEA INC.

By:	/s/ Allen Salmasi
Name:	Allen Salmasi
Title:	Chief Executive Officer

{Signature Page to Sponsor Letter Agreement}